EXHIBIT 4.05(e)

                             AMENDED AND RESTATED
                              REVOLVING LOAN NOTE

  $400,000.00                                     December 21, 1995


     ON DEMAND, for value received, the undersigned MARINE MANAGEMENT SYSTEMS, INC., an Ohio Corporation authorized to do business in the State of Connecticut, (hereinafter "Maker") with a business address at 102 Hamilton Avenue, Stamford, Connecticut, does hereby promise to pay PEOPLE'S BANK, a Connecticut Banking Corporation, or order, ("Lender") at its office at 350 Bedford Street, Stamford, Connecticut, or at such other place as the holder hereof, (including Lender, hereinafter referred to as "Holder") may designate, the sum of FOUR HUNDRED THOUSAND AND 00/100 ($400,000.00) DOLLARS, together with interest on the unpaid balance of this Note beginning as of the date hereof, before or after maturity or judgment (subject to the default rate set forth below), at the rate of one and one-half (1.50%) percent per annum above the Holder's Prime Rate (defined below) on a floating basis, which rate shall be computed and payable monthly in arrears on the basis of a Three Hundred Sixty (360) day year and actual days elapsed, together with all taxes levied or assessed on this Note or the debt evidenced hereby against the Holder (excluding taxes on the net income of the Holder, and together with all reasonable costs, expenses and attorneys' and other professional fees incurred in any action to collect this Note or to enforce, protect, preserve, defend or sustain or foreclose the lien of any mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note. The term "Prime Rate" as used herein shall mean the interest rate which Lender announces from time to time as its Prime Rate. The Prime Rate may not be Lender's lowest or most favorable rate. Any change in the interest rate because of a change in the Prime Rate shall become effective immediately, without notice or demand.


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     The principal  amount of this Note shall be advanced,  at the discretion of
Holder,  pursuant  to a  Commercial  Revolving  Loan,  Term  Loan  and  Security
Agreement among Maker and Lender dated June 4, 1993 as Amended and Modified ("CRLTLSA") and is subject in all respects to the terms and conditions of said CRLTLSA as amended and modified, including without limitation, the repayment terms and the termination date set forth in the CRLTLSA. Advances and payments on this Note may be evidenced by borrowing certificates, a grid (if any) attached to this Note or similar certificates or documents, or by an internal ledger account of Holder which shall set forth, among other things, the principal amount of any advances and payments therefor.

     Maker shall pay interest, principal and all other sums due hereunder ON DEMAND, and if demand is not sooner made, interest shall be due and payable monthly in arrears on the 4th day of each and every month commencing on January 4, 1996 and continuing until the obligations evidenced by this Note are fully and finally paid. Holder may, in its sole discretion, charge any amounts due hereunder to Maker's revolving loan account maintained with the Holder pursuant to the CRLTLSA.

     Without in any way limiting the demand nature of the indebtedness due hereunder, which shall at all times be payable ON DEMAND, Maker agrees that: (i) if any installment of interest or any other sum due hereunder is not paid within ten (10) days of the date such payment is due and payable; or (ii) if any indebtedness evidenced by this Note is not paid on demand; or (iii) if Maker or Holder shall terminate the revolving Loan facility made pursuant to the CRLTLSA; or (iv) if any installment of principal or interest or any other sums due under that certain Promissory Note dated June 4, 1993 from Maker to Holder in the original principal amount of $450,000.00 (the "Term Note") is not paid when due and payable; (v) If Maker or any endorser hereof or any guarantor or surety of any obligation of Maker hereunder shall suffer or permit the filing by or against it of any petition for adjudication, arrangement, reorganization or the like under any bankruptcy or insolvency law, make an assignment for the benefit of creditors or suffer or permit the appointment of a receiver for any part of its property;


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or (vi) If Maker shall be in default under the CRLTLSA,  the Term Note, or under any security agreement or any other agreement securing this Note, or in the payment or performance of any other obligation to any other person; then, upon the happening of any such event, an event of default shall have occurred hereunder and the entire indebtedness with accrued interest thereon due under this Note shall, at the option of the Holder, become immediately due and payable without notice. Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. Maker shall have a thirty (30) day grace period to cure a default except for a default in payment of installments of principal and/or interest due hereunder pursuant to (i), (ii) and (iv) hereinabove set forth. Notwithstanding the foregoing, the 30 day period herein provided shall not be in addition to other grace periods set forth in the Loan documents and the CRLTLSA, which Loan documents and CRLTLSA at all times shall control. Upon the occurrence of such an event of default, the interest rate on this Note shall automatically increase without notice to a floating per annum rate equal to three percentage points (3.0%) above the interest rate otherwise in effect hereunder from time to time.

     In the event of Maker's failure to pay any installment of interest and/or any other sum due hereunder or under the CRLTLSA for more than ten (10) days from the date it is due and payable, without in any way affecting Holder's right to make demand hereunder or to declare an event of default to have occurred, a late charge equal to five (5.0%) percent of such late payment shall be assessed against Maker and shall be due and payable immediately.

     Notwithstanding any provisions of this Note, it is the understanding and agreement of the Maker and Holder (and any guarantor of Maker's liabilities) that the maximum rate of interest to be paid by Maker (or guarantor of Maker's liabilities) to the Holder shall not exceed the highest or the maximum rate of interest permissible to be charged by a commercial lender such as Lender to a commercial borrower such as Maker under the laws of the State of Connecticut. Any amount paid in excess of such rate shall be considered to have been payments in reduction of principal.



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     Maker,  and each  guarantor  of this Note hereby give the Holder a lien and right of setoff after default for all Maker's liabilities upon and against all the deposits, credits, collateral and property of Maker and guarantor, now or hereafter in the possession or control of the Holder or in transit to it. Holder may, upon the occurrence of an event of default hereunder, apply or setoff the same, or any part thereof, to any liability of the Maker, even though unmatured.

     Notwithstanding the foregoing, if the proceeds from an insurance policy award is paid to the Holder pursuant to the mortgage or any security or other agreement securing this Note, the Holder, at its option, may apply all or part of such proceeds to the outstanding principal balance of this Note, interest thereon and other obligations of Maker or otherwise in such order as Holder, in its sole discretion, deems proper.

     Failure by the Holder to insist upon the strict performance by Maker of any terms and provisions herein shall not deemed to be a waiver of any terms and provisions herein, and the Holder shall retain the right thereafter to insist upon strict performance by the Maker of any and all terms and provisions of this Note or any document securing the repayment of this Note.

     THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF THE HOLDER'S RIGHTS AND REMEDIES, INCLUDING, WITHOUT LIMITATION, TORT CLAIMS.

     MAKER AND EACH AND ALL  GUARANTORS OF THIS NOTE  ACKNOWLEDGE  THAT THE LOAN
EVIDENCED BY THE NOTE IS A COMMERCIAL TRANSACTION AND WAIVE THEIR RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND further, waive diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all guarantors agree that the time for


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payment  of this Note may be  extended  at  Holder's  sole  discretion,  without impairing their liability thereon, and further consent to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

     This Note shall be governed by the laws of the State of Connecticut.

                                       MARINE MANAGEMENT SYSTEMS, INC.



                                       BY:   /s/ Eugene D. Story
                                          -------------------------------------
                                          EUGENE D. STORY
                                          Its President
                                          Duly Authorized



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